CERTIFICATE OF DESIGNATIONS

of

SERIES E PREFERRED STOCK

of

FOAMEX INTERNATIONAL INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

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Foamex International Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Certificate of Designations was duly adopted by resolution of the Board of Directors of the Corporation (the “Board”) in accordance with Section 151 of the Delaware General Corporation Law.

Pursuant to the authority expressly granted to and vested in the Board by the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby created, out of the Seven Million (7,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article V of the Certificate of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of Sixty Thousand (60,000) shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1.      Designation and Amount.

The shares of such series shall be designated as “Series E Preferred Stock” (the “Series E Preferred Stock”) and the number of shares constituting the Series E Preferred Stock shall be Sixty Thousand (60,000). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of such shares then outstanding.

Section 2.      Rank.

The Series E Preferred Stock shall with respect to (i) the payment of the Accrued Liquidation Preference (as defined below) in the event of a liquidation, dissolution or winding up of the Corporation, (ii) dividends and (iii) all other rights, preferences and privileges, rank senior to the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), and each other class or series of capital stock of the Corporation now or hereafter outstanding, including, without limitation, any other class or series of Preferred Stock of the Corporation now existing or hereafter created (the “Junior Securities”); provided, however, that the foregoing shall not apply to the extent the Holders (as defined below) give the approvals described in Section 4(b) hereof.

Section 3.        Dividends and Distributions. The holders of record of shares of Series E Preferred Stock (the “Holders”) will be entitled to cumulative dividends on their shares at an annual rate equal to 9.00% per annum (the “Dividend Rate”) of the Accrued Liquidation Preference, compounding monthly. Dividends on the outstanding shares of Series E Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the respective dates of original issue of such shares (which dates shall be reflected on the certificates evidencing the same), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Accrued dividends shall not be payable by the Corporation periodically (in cash or otherwise) while Series E Preferred Stock is outstanding. In lieu of such periodic payment, the amount of accrued dividends per share of Series E Preferred Stock shall be added to the Accrued Liquidation Preference of that share on the last day of each month (such amount will accrue further dividends each month in accordance with this Section 3).

Section 4.      Voting Rights.

(a)       The Holders shall not be entitled to any voting rights except as hereinafter provided in this Section 4 or as otherwise required by law.

(b)       In addition to any vote or consent of stockholders required by law, the affirmative vote or consent of the Holders of at least 80% of the shares of Series E Preferred Stock at the time outstanding, voting or consenting as a separate class (with each Holder being entitled to one vote per share), given in person or by proxy, shall be necessary to (a) authorize, create, issue or increase (including by way of reclassifying, converting or exchanging any securities of the Corporation) the amount of any (i) class or series of capital stock of the Corporation ranking senior or pari passu to the Series E Preferred Stock (including any security exchangeable for, convertible into, or evidencing the right to purchase, any such capital stock) or (ii) any class or series of capital stock of the Corporation or any security convertible or exercisable for any class or series of capital stock of the Corporation that is redeemable mandatorily or at the option of the holder thereof; (b) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation if such amendment or alteration alters or changes the powers, preferences or rights of the Series E Preferred Stock so as to affect them adversely; (c) declare, pay or set aside for payment, any dividend on any Junior Securities or redeem, repurchase or otherwise acquire (or permit any person directly or indirectly controlled by the Corporation to redeem, repurchase or otherwise acquire) any Junior Securities (other than the repurchase of Common Stock held by employees, officers or directors of the Corporation or any of its subsidiaries in accordance with arrangements approved by the Board); or (d) authorize or take any other action if such action alters or changes any of the rights of the Series E Preferred Stock in any respect or otherwise would be inconsistent with this Certificate of Designations.

Section 5.      Registration.

(a)       The Corporation shall register the issuance and ownership of shares of the Series E Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series E Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series E Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

(b)       The Corporation shall register the transfer of any shares of Series E Preferred Stock in the Series E Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein and delivery of such additional documents as the Corporation shall reasonably request in connection with such transfer. Upon any such registration of transfer, a new certificate evidencing the shares of Series E Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

Section 6.      Liquidation, Dissolution or Winding Up.

(a)       Upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the Holders as of the record date established by the Board for determination of stockholders entitled to receive a distribution in such liquidation, dissolution or winding up of the Corporation, as applicable (the “Record Date”), shall be paid in cash for each share of Series E Preferred Stock then held, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made in respect of any Junior Securities, an amount equal to the sum of (A) the Original Liquidation Preference (as defined below) (as adjusted for any stock split, combination, reclassification or similar event involving the Series E Preferred Stock), plus (B) the monthly addition to the Accrued Liquidation Preference pursuant to Section 3 hereof and, (C) without duplication of any amounts referred to in the preceding clause (B), all accrued and unpaid dividends on such shares of Series E Preferred Stock (such sum, the “Accrued Liquidation Preference”) on the date of such payment in respect of the Series E Preferred Stock. If the assets of the Corporation available for distribution to the Holders shall be insufficient to permit payment in full to such Holders of the aggregate amount payable pursuant to the preceding sentence, then all of the assets available for distribution to the Holders shall be distributed among and paid to such Holders ratably in proportion to the amounts that would be payable to such Holders if such assets were sufficient to permit payment in full. As used herein, the “Original Liquidation Preference” shall mean $1,000.00 per share of Series E Preferred Stock.

(b)       After the Holders of all shares of Series E Preferred Stock as of the Record Date shall have been paid in full the amounts to which they are entitled in Section 6(a) hereof, such Holders shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Securities in accordance with their terms.

(c)       Written notice of the Record Date for a liquidation, dissolution or winding up of the Corporation, as applicable, stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered to the Holders not less than 15 (fifteen) Business Days prior to the earliest payment date stated therein. As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

(d)       For the purposes of this Section 6, neither the sale, lease, transfer, conveyance or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, stock or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities, or any dividend on or repurchase of any capital stock of the Corporation, or any recapitalization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation; provided that the Holders shall nevertheless be entitled from and after any such sale, lease, transfer, conveyance or other disposition or consolidation or merger to the rights provided by this Section 6.

Section 7.      Redemption, Repurchase and Cancellation.

(a)       At any time or from time to time following the issuance of the Series E Preferred Stock, the Corporation may elect to redeem, in whole or in part, out of funds legally available therefor, the outstanding shares of Series E Preferred Stock by paying in cash therefor an amount per share (such amount, the “Redemption Price”) equal to 100% of the Accrued Liquidation Preference on the redemption date. If less than all outstanding shares of Series E Preferred Stock are to be redeemed, the Corporation shall redeem shares pro rata among the Holders thereof in accordance with the respective numbers of shares of Series E Preferred Stock held by each of them.

(b)       At any time or from time to time beginning on a date that is six months and one day following the latest of (i) the Maturity Date as defined in the First Lien Term Credit Agreement, (ii) the Maturity Date as defined in the Second Lien Term Credit Agreement and (iii) the Stated Termination Date as defined in the Revolving Credit Agreement, each Holder shall have the right, at such Holder’s option, to require the Corporation to repurchase for cash all or a portion of such Holder’s shares of Series E Preferred Stock at a price per share (such price, the “Repurchase Price”) equal to 100% of the Accrued Liquidation Preference on the repurchase date; provided, however, that the Corporation shall not be required to purchase such shares if prohibited by any provision of the Credit Agreements.

(c)       Notice of any redemption of shares of Series E Preferred Stock pursuant to Section 7(a) hereof shall specify a date and procedures for such redemption and shall be sent not less than 30, but not more than 60, days prior to such date fixed for redemption to each Holder of shares of Series E Preferred Stock to be redeemed.

(d)       In order to facilitate the redemption of shares of Series E Preferred Stock pursuant to Section 7(a) hereof, the Board may fix a record date for the determination of the Holders of shares of Series E Preferred Stock to be redeemed, not more than 60 days or less than 30 days prior to the date fixed for such redemption.

(e)       Repurchases of shares of Series E Preferred Stock pursuant to Section 7(b) hereof shall be made upon (i) delivery to the Corporation by a Holder, prior to the close of business on the third Business Day immediately preceding the repurchase date, of a notice setting forth the number of shares of Series E Preferred Stock to be repurchased and stating that such shares are to be repurchased by the Corporation pursuant to the applicable provisions of this Certificate of Designations, and (ii) delivery to the Corporation by a Holder of the shares of Series E Preferred Stock to be repurchased on or before the third Business Day immediately preceding the repurchase date.

(f)        If the Series E Preferred Stock is to be redeemed or repurchased pursuant to this Section 7, then, upon payment of the Redemption Price or Repurchase Price, as applicable, in accordance with this Section 7, on and after the date of such redemption or repurchase, all rights of any Holder of such shares of Series E Preferred Stock shall cease and terminate. Such redeemed or repurchased shares of Series E Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

Section 8.        Charges, Taxes and Expenses. Issuance of certificates for shares of Series E Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series E Preferred Stock.

Section 9.        Replacement Certificates. If any certificate evidencing Series E Preferred Stock is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

Section 10.      Rights Offering Credit. In connection with any Rights Offering (as defined below), each Holder of Series E Preferred Stock may elect, at its option, to credit the Accrued Liquidation Preference of such Holder’s Series E Preferred Stock, in whole or in part, toward any financial commitment such Holder may have in respect of such Rights Offering.

Section 11.      Definitions.

“Credit Agreements” means the First Lien Term Credit Agreement, the Second Lien Term Credit Agreement and the Revolving Credit Agreement.

“First Lien Term Credit Agreement” means the First Lien Term Credit Agreement, dated as of February 12, 2007, by and among Foamex L.P., as Borrower (the “Borrower”), the Corporation, as Parent Guarantor, Bank of America, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”), and the lenders and other parties named therein, as may be amended or restated from time to time.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of February 12, 2007, by and among the Borrower, the Corporation and the other Guarantors named thereto, the Administrative Agent and the lenders and other parties named thereto, as may be amended or restated from time to time.

“Rights Offering” means an SEC-registered offering by the Corporation of rights to purchase additional Common Stock to existing holders of Common Stock that raises gross proceeds of at least $50 million.

“Second Lien Term Credit Agreement” means the Second Lien Term Credit Agreement, dated as of February 12, 2007, by and among the Borrower, the Corporation, the Administrative Agent and the lenders and other parties named therein, as may be amended or restated from time to time.

Section 12.      Miscellaneous.

(a)       Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to 4:30 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 on a day that is not a Business Day or later than 4:30 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 1000 Columbia Avenue, Linwood, Pennsylvania 19061, facsimile: (610) 859-3000, Attention: Senior Vice President, Legal, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 12.

(b)       Any registered Holder may proceed to protect and enforce its rights and the rights of such Holder by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Executive Officer this 18th day of April, 2008.

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	Chief Executive Officer

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